Exhibit 3.1

AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

FUEL TECH, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of Fuel Tech, Inc. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Fuel Tech, Inc.”

2.	The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 25, 2006.

3.	This Amendment to the Certificate of Incorporation amends the Certificate of Incorporation of the Corporation.

4.

That, pursuant to resolution of the Board of Directors of the Corporation, a meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

5.	That the Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

6.	The text of Paragraph 5 of the Certificate of Incorporation is hereby amended and restated in full as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is sixty million (60,000,000), all of which shall be a class designated as common stock, par value $0.01 per share (the “Common Stock”).”

IN WITNESS WHEREOF, I have signed this Amendment to the Certificate of Incorporation this 6th day of June, 2024.

By:	/s/ Bradley W. Johnson
Bradley W. Johnson
Vice President, General Counsel and Secretary